Exhibit 4(a)(1)

AGREEMENT AND PLAN OF MERGER

dated as of February 3, 2008

by and among

PROGEN PHARMACEUTICALS LIMITED,

PROGEN PHARMACEUTICALS, INC.,

CELLGATE, INC.

and

SPROUT CAPITAL IX, L.P., as Representative

i

4.07.	Public Reports	20
4.08.	Absence of Material Adverse Effect	20
4.09.	Financial Capacity	20

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		20
5.01.	Corporate Status and Authority	20
5.02.	No Conflicts	21
5.03.	Governmental Consents and Approvals	21
5.04.	Litigation	21
5.05.	Interim Operations of Sub	21

Article VI COVENANTS		21
6.01.	Covenants of the Company	21
6.02.	Covenants of Parent	23
6.03.	Additional Covenants of Parent	25
6.04.	Covenant of the Representatives	27

Article VII ADDITIONAL AGREEMENTS		28
7.01.	Access to Information; Confidentiality	28
7.02.	Offer Documents; Other Actions	28
7.03.	Approval of Stockholders	28
7.04.	Certain Tax Matters	28
7.05.	Regulatory and Other Approvals	30
7.06.	Expenses	30
7.07.	Notice and Cure	30
7.08.	Fulfillment of Conditions	31

Article VIII CONDITIONS		31
8.01.	Conditions to Each Party’s Obligation to Effect the Merger	31
8.02.	Conditions to Obligation of Parent and Sub to Effect the Merger	32
8.03.	Conditions to Obligation of the Company to Effect the Merger	33

Article IX TERMINATION, AMENDMENT AND WAIVER		34
9.01.	Termination	34
9.02.	Effect of Termination	35
9.03.	Amendment	35
9.04.	Waiver	35

Article X CERTAIN DEFINITIONS		36
10.01.	Definitions	36

Article XI GENERAL PROVISIONS		41
11.01.	Survival of Representations, Warranties, Covenants and Agreements	41
11.02.	Indemnification	42
11.03.	Notices	46
11.04.	Entire Agreement	47
11.05.	Public Announcements	47

ii

11.06.	No Third Party Beneficiary	47
11.07.	No Assignment; Binding Effect	47
11.08.	Headings	47
11.09.	Currency	47
11.10.	Invalid Provisions	48
11.11.	Governing Law	48

iii

This AGREEMENT AND PLAN OF MERGER dated as of February 3, 2008 (this “Agreement”) is made and entered into by and among Progen Pharmaceuticals Limited, a company organized under the laws of Queensland, Australia (“Parent”), Progen Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), CellGate, Inc., a Delaware corporation (the “Company”), and SPROUT CAPITAL IX, L.P., a Delaware limited partnership (the “Representative”), solely with respect to Article II hereof and such other provisions hereof which specifically refer to such Representative.

WHEREAS, the Company has its principal place of business at 3 Twin Dolphin Drive, Redwood City, California 94065, USA, and is a development stage biotech company whose mission is to develop and market novel small molecule therapeutics for the treatment of cancer and related conditions; and

WHEREAS, Parent has its registered office at 16 Benson Street, Toowong, Queensland 4066, Australia, and is committed to developing and commercializing novel small molecule therapeutics for the treatment of cancer and related conditions; and

WHEREAS, Sub was formed so that it would merge with and into the Company; and

WHEREAS, the respective Boards of Directors of each of Parent, Sub and the Company have determined that the merger of the Sub with and into the Company (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and subject to the terms and conditions of this Agreement, is advisable and in the best interests of the Parent, Sub and the Company and their respective stockholders and have approved this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01.        The Merger. At the Effective Time (as defined in Section 1.02), upon the terms and subject to the conditions of this Agreement, the Sub shall be merged with and into the Company in accordance with the DGCL. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall be renamed Progen Pharmaceuticals, Inc. Sub and the Company are sometimes referred to herein as the “Constituent Corporations.” As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

1.02.        Effective Time. At the Closing (as defined in Section 1.03), a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 251 of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (such time and date being referred to herein as the “Effective Time”).

1.03.        Closing. The closing of the Merger (the “Closing”) will take place in San Francisco, California, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the second business day following satisfaction of the conditions set forth in Article VIII or, if permissible, waived in accordance with this Agreement, or on such other date and time as the parties hereto may mutually agree (the “Closing Date”). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VIII.

1.04.        Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated so that it shall be the same as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time and it shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.05.        Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06.        Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

ARTICLE II

CONVERSION OF SHARES

2.01.        Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)           Capital Stock of Sub. Each issued and outstanding share of the common stock, par value US$0.001 per share, of Sub (“Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock, par value US$0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate representing outstanding shares of Sub Common Stock shall, without further action by the holder thereof at the Effective Time represent shares of Surviving Corporation Common Stock.

(b)           Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock of the Company, par value US$0.001 per share (“Company Common Stock”), that are owned by the Company as treasury stock or otherwise and any shares of Company Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no capital stock of the Surviving Corporation or any other consideration shall be delivered in exchange therefor. As used in this Agreement, the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

(c)           Exchange; Adjustment. (i) The consideration hereunder shall consist of 756,199 validly issued, fully paid and nonassessable, ordinary shares of Parent (“Parent Shares”), subject to adjustment as set forth in this Section 2.01. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b)) and other than Dissenting Shares (as defined in Section 2.01(d)), each issued and outstanding share of the Series A Preferred Stock, US$0.001 par value (the “Series A Preferred Stock”), of the Series B Preferred Stock, US$0.001 par value (the “Series B Preferred Stock”) and of the Series C Preferred Stock, US$0.001 par value (the “Series C Preferred Stock,” and together with the Series A Preferred Stock and the Series B Preferred Stock, collectively, the “Preferred Stock”) and each issued and outstanding share of the Series D Preferred Stock, US$0.001 par value (the “Series D Preferred Stock”) and of the Series E Preferred Stock, US$0.001 par value (the “Series E Preferred Stock,” and together with the Series D Preferred Stock, collectively, the “Senior Preferred Stock”) shall be converted into Parent Shares in accordance with Article IV, Section D.3. of the Fifth Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and a copy of which has been made available to Parent or its counsel, subject to adjustment in accordance with this Section 2.01(c). The Parent Shares so issued shall be registered and freely tradeable on the Australian Securities Exchange without restriction no later than 45 days following the issuance thereof.

(i)            If, prior to the Effective Time, Parent shall pay a dividend in (including any dividend or distribution of securities convertible into capital stock), subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any Parent Shares, all references in this Agreement to specified numbers of shares of Parent Shares affected thereby, and all calculations provided for that are based upon numbers of Parent Shares (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior such adjustment. All such shares of Company Common Stock, Preferred Stock and Senior Preferred Stock, other than Dissenting Shares (as defined in Section 2.01(d)), shall no longer be outstanding and be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing shares of Company Common Stock, Preferred Stock or Senior Preferred Stock, as the case may be, shall cease to have any rights with respect thereto, except the right of such holder to receive the applicable number of Parent Shares or cash, as the case may be, upon the surrender of such certificate in accordance with Section 2.02, without interest, and such holder’s right to receive cash or Parent Shares upon the achievement of the Milestones.

(ii)           The number of Parent Shares to be paid at the Closing Date (the “Parent Share Consideration”) is based on the assumption that the Net Liabilities were not more than US$1,000,000 on the business day prior to the Closing Date. The Company will cause (A) the accounting records of the Company to be closed as of the close of business on the business day preceding the Closing Date and (B) a balance sheet to be prepared in accordance with GAAP (except that such balance sheet shall not contain the footnotes required by GAAP) as of such time (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall reflect all events occurring through the close of business on the business day preceding the Closing Date, and will include the Net Liabilities as at such date. Parent shall have full access to accounting records, trial balances and reports from which the Net Liabilities computation was derived.

(iii)          If, as set forth in the Closing Date Balance Sheet, the Net Liabilities were more than US$1,000,000 on the business day prior to the Closing Date, the Parent Share Consideration shall be reduced by the amount of such deficiencies as calculated pursuant to this Section 2.01. If, as set forth in the Closing Date Balance Sheet, the Net Liabilities are less than US$1,0000,000, the Parent Share Consideration shall be increased by the amount of such excess cash and/or the amount of lesser debt as calculated pursuant to this Section 2.01, but in no event in excess of 957,464 Parent Shares. Any remaining difference where such Net Liabilities are less than US$1,000,000 will be paid in cash in U.S. Dollars by the Parent. In making any reduction or increase in the Parent Shares, the value of each Parent Share shall be converted into U.S. Dollars using the Exchange Rate for the purposes of such calculation.

(iv)          If, within 45 calendar days after the Company’s delivery of the computation of the Net Liabilities to Parent pursuant to this Section, Parent determines in good faith that the amount of the Net Liabilities so computed is inaccurate, Parent shall give notice to the Representative within such 45 calendar-day period, (A) setting forth Parent’s determination of the amount of the Net Liabilities and (B) specifying in reasonable detail Parent’s basis for its disagreement with the Company’s computation. The failure by Parent so to express its disagreement within such 45 calendar-day period shall constitute acceptance of the amount of the Net Liabilities shown on the Closing Date Balance Sheet for all purposes of this Section. A representative of Parent and the Representative shall attempt in good faith to resolve any such disputes. If the Representative and Parent are unable to resolve any disagreement with respect to these computations within 30 calendar days after receipt by the Representative of notice of such disagreement, the items in dispute shall be referred for determination to a “Big 4” independent accounting firm agreed upon by the Representative and Parent (the “Accountants”) within such 30 calendar-day period. The Accountants shall make a determination as to each of the items in dispute, which determination shall be (W) in writing, (X) furnished to the Representative and Parent as promptly as practicable after the items in dispute have been referred to the Accountants, (Y) made in accordance with GAAP and (Z) conclusive and binding on the Parent. The fees and expenses of the

Accountants shall be paid by Parent; provided, however, that Parent shall be reimbursed for one-half of such fees and expenses out of the Parent Share Consideration. As soon as reasonably practicable after the final resolution of the computation of the Net Liabilities in accordance with this Section 2.01(c), the Parent shall cause the Exchange Agent to issue to holders of surrendered Certificates, in accordance with Section 2.02, holding statements reflecting the shares registered on the books of the Parent representing that number of additional duly and validly authorized Parent Shares which such holders have the right to receive pursuant to the provisions of this Article II, if any, after adjustment to reflect the final computation of the Net Liabilities and any fees and expenses owing pursuant to this Section 2.01(c) and the Holdback Shares, and shall pay any amount of cash payable pursuant to Section 2.01(c)(iii).

(v)           By virtue of the approval of this Agreement by the Company’s stockholders, and without further action of any Company stockholder, each Company stockholder entitled to receive Parent Shares under this Agreement shall be deemed to have irrevocably constituted and appointed Sprout Capital IX, L.P. (and by execution and delivery of this Agreement it hereby accepts such appointment) as agent and attorney-in-fact for and on behalf of such stockholders, with full power of substitution, to act in the name, place and stead of each such stockholder with respect to this Section 2.01(c) in connection with the determination of the Net Liabilities and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Article II, including the exercise of the power to: (i) give and receive notices and communications under this Article II; (ii) prepare and deliver to Parent the Closing Date Balance Sheet and computation of Net Liabilities and participate on behalf of the Company’s stockholders in the resolution of any dispute relating thereto, including to act as the representative of the Company’s stockholders to review and authorize all adjustments proposed hereunder and dispute or question the accuracy thereof and to compromise on their behalf with Parent; (iii) deliver or authorize the delivery of any consideration owing pursuant to this Agreement; and (iv) take all actions necessary or appropriate in the good faith judgment of the Representative for the accomplishment of the foregoing. The power of attorney granted in this Section 2.01(c) is coupled with an interest and is irrevocable, and shall survive the death or incapacity of any Company stockholder. The Parent shall be entitled to deal exclusively with the Representative on all such foregoing matters, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Company stockholders by the Representative regarding such matters, and on any other action taken or purported to be taken on behalf of any Company stockholder by the Representatives regarding such matters, as fully binding upon such Company stockholder. No bond shall be required of the Representative, and the Representative shall receive no compensation for services. Notices or communications to or from the Representative shall constitute notice to or from each of the Company’s stockholders.

(vi)          In performing the functions specified in this Agreement, the Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Representative. The Representative shall not be liable to Parent for any damages resulting from any claim because of such

Representative’s position as the Representative. Each of the Company’s stockholders shall severally (based on each such stockholder’s pro rata share of the consideration owing pursuant to this Agreement), and not jointly, indemnify and hold harmless the Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative.

(d)           Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock, Preferred Stock and Senior Preferred Stock, the holder of which has not voted in favor of the Merger, has perfected such holder’s right to an appraisal of such holder’s shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal or is entitled to and properly exercises dissenters rights pursuant to, and complies with, Chapter 13 of the CGCL (each, a “Dissenting Share”), shall not be converted into or represent the right to receive Parent Shares and cash pursuant to Section 2.01(c) and such number of Parent Shares and cash shall revert to Parent, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL and the CGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the appropriate number of Parent Shares and cash, as the case may be, pursuant to Section 2.01(c).

(ii)           The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL or CGCL relating to the appraisal process received by the Company and (y) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or CGCL, as applicable. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

(e)           Company Stock Options and Warrants. On the Closing Date, each outstanding option to purchase a share of Company Common Stock (a “Company Stock Option”) and warrant to purchase a share of Company Common Stock (a “Company Warrant”) that has been timely exercised shall be converted into Parent Shares and cash, as the case may be, in accordance with Section 2.01(c)(i). On the Closing Date, all Company Stock Options and Company Warrants not exercised before the Closing Date shall no longer be outstanding and shall automatically be canceled and cease to exist.

(f)            Holdback. At Closing 151,240 (comprising twenty percent (20%)) of the Parent Shares issuable pursuant to Section 2.01(c)(collectively, the “Holdback Shares”) shall be retained by Parent pursuant to Section 11.02(c).

(g)           Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.02.       Exchange of Certificates.

(a)           Exchange Agent. At Closing Parent shall make available to the Surviving Corporation for deposit with an exchange agent reasonably acceptable to Parent, the Company and the Representative (the “Exchange Agent”) on behalf of Parent, holding statements issued by the Parent’s share transfer agent representing 604,959 duly and validly authorized and issued whole Parent Shares to be held for the benefit of holders of Company Common Stock, Preferred Stock and Senior Preferred Stock. The Parent shall holdback 151,240 Parent Shares as “Holdback Shares”. Immediately following conclusion of the procedures contemplated by Section 2.01(c)(iv) above, cash (if then payable) and holding statements issued by the Parent’s share transfer agent representing the remaining Parent Shares then payable shall be deposited with the Exchange Agent for the benefit of holders of Company Common Stock, Preferred Stock and Senior Preferred Stock. The Exchange Agent shall agree to hold such cash and Parent Shares (such cash and Parent Shares being referred to herein as the “Exchange Fund”) as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time.

(b)           Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation on behalf of Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Preferred Stock or Senior Preferred Stock (the “Certificates”) whose shares are converted pursuant to Section 2.01(c) into the right to receive Parent Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Parent Shares and cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefore a holding statement representing shares registered on the books of the Parent representing that number of duly and validly authorized Parent Shares which such holder has the right to receive at Closing pursuant to the provisions of this Article II. Thereafter, subject to completion of the procedures specified in Section 2.01(c)(iv), and less the Holdback Shares, such holder shall be entitled to receive a holding statement representing the additional Parent Shares and cash, if any, which such holder has the right to receive after final resolution of the Net Liabilities and any increases or decreases in the Parent Share Consideration in accordance with Section 2.01(c), as adjusted, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock, Preferred Stock or Senior Preferred Stock which is not registered in the transfer records of the Company, a holding statement representing the appropriate number of whole Parent Shares may be issued to a transferee if the Certificate representing such Company

Common Stock, Preferred Stock or Senior Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid and that all applicable United States and Australian federal or state securities laws have been complied with. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the number of duly and validly authorized Parent Shares into which the number of shares of Company Common Stock, Preferred Stock or Senior Preferred Stock, as the case may be, shown thereon have been converted as contemplated by this Article II. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Parent shall, as promptly as practicable following the receipt by Parent of the foregoing documents, issue in exchange for such lost, stolen or destroyed Certificate that portion of the Parent Shares represented by the lost, stolen or destroyed Certificate in exchange therefore which the Company’s stockholder has the right to receive. The Board of Directors of Parent may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Parent an indemnity agreement, but not a bond, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(c)           Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole Parent Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Shares.

(d)           No Further Ownership Rights in Company Common Stock or Preferred Stock. All cash paid and Parent Shares issued upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid or issued, as the case may be, at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock, Preferred Stock or Senior Preferred Stock, as the case may be, represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock, Preferred Stock or Senior Preferred Stock, as the case may be, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

(e)           No Fractional Shares. (i) No certificate or scrip representing fractional Parent Shares will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii)           The total number of Parent Shares issued to each holder of shares of Company Common Stock, Preferred Stock or Senior Preferred Stock exchanged pursuant to the Merger shall be rounded down to the nearest whole number of shares of Parent Shares. No consideration shall be paid to any holder of capital stock of the Company with respect to any fraction of a share of Parent Shares for which such holder would otherwise be entitled.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock, Preferred Stock or Senior Preferred Stock for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock, Preferred Stock or Senior Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Shares, cash and any dividends or distributions with respect to Parent Shares. Parent shall be liable to any holder of Company Common Stock, Preferred Stock or Senior Preferred Stock, as the case may be, for Parent Shares (or dividends or distributions with respect thereto) and cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the Disclosure Letter, the Company represents and warrants to Parent as of the date hereof as follows:

3.01.        Power and Authority. This Agreement has been duly executed and delivered by the Company. This Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.02.        No Conflicts; Consents and Approvals. (a) Except as set forth in Section 3.02 of the Disclosure Letter, the execution and delivery by the Company of this Agreement and the performance of the Company’s obligations hereunder will not result in (i) any conflict with the certificate of incorporation or by-laws of the Company, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other Governmental Approval or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Company is a party or by which the Company or its properties or assets are bound, (iii) or give rise to any right of termination, cancellation or acceleration or any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (iv) the creation or imposition of any Liens other than Liens created by or resulting from the actions of Parent or any of its Affiliates.

(b)           Except as set forth in Section 3.02(b) of the Disclosure Letter, no consent, approval, waiver or other action under any contract, agreement, indenture, lease, instrument or other document to which the Company or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

3.03.        Corporate Status and Authority of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its Jurisdiction of Organization. The execution, delivery and performance of this Agreement by the Company has been duly authorized by its board of directors which, except as described in Section 7.03, constitutes all necessary corporate action on the part of the Company for such authorization. The Company has all requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to conduct its business and to own or lease its properties, as now conducted, owned or leased. The Company is duly qualified to do business in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

3.04.        Capital Stock of the Company. (a) Section 3.04 of the Disclosure Letter sets forth, as of the date hereof, the outstanding Company Common Stock, Preferred Stock, Senior Preferred Stock, Company Stock Options and Company Warrants and the holders of such Company Common Stock, Preferred Stock, Senior Preferred Stock, Company Stock Options and Company Warrants. All outstanding shares of Company Common Stock, Preferred Stock and Senior Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as “Company Securities”). Except as set forth in this Section or in Section 3.04 of the Disclosure Letter, there are, and at or prior to Closing there will be, no outstanding obligations of the Company or any Subsidiary to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities.

3.05.        Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any Subsidiary.

3.06.        Financial Statements. The Company has delivered to Parent copies of (i) the audited balance sheets and related statements of income and cash flows of the Company on a consolidated basis for the fiscal year ended December 31, 2006, and the unaudited balance sheet of the Company on a consolidated basis as at December 31, 2007, (collectively, the “Financial Statements”). Except as set forth in Section 3.06 of the Disclosure Letter, the Financial

Statements were prepared on a consistent basis throughout the periods presented in the Financial Statements and present fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis as of the dates and for the periods indicated therein and have been prepared in accordance with GAAP, except, in the case of the unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments.

3.07.        Absence of Undisclosed Liabilities. (a) Except for liabilities (i) reflected or reserved against in the unaudited balance sheet of the Company on a consolidated basis for the fiscal year ended December 31, 2007 (the “2007 Balance Sheet”), (ii) reflected in Section 3.07 of the Disclosure Letter, or (iii) otherwise contemplated in this Agreement, the Company does not have any liabilities or obligations and will have no such liabilities on the Closing Date.

(a)           Except as set forth on Schedule 3.07(b) of the Disclosure Letter or as contemplated by this Agreement, since the 2007 Balance Sheet, the Company and has conducted their businesses in the ordinary course consistent with past practices and there has not been:

(i)            any Material Adverse Effect or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Effect;

(ii)           any declaration, setting aside or payment or any dividend or other distribution with respect to any Company Security, or any repurchase, redemption or other acquisition by the Company of any outstanding Company Security;

(iii)          any amendment of any material term of any outstanding security of the Company;

(iv)          any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(v)           any creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(vi)          any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(vii)         any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(viii)       any change in any method of accounting or accounting practice by the Company;

(ix)          any change in the Company’s fiscal year; or

(x)                                   any material Tax election made by the Company.

3.08.                     Assets. (a) The Company has legal and beneficial ownership of all of its respective tangible personal property included in the 2007 Balance Sheet, except for properties and assets listed in Section 3.08 of the Disclosure Letter.

(b)                               Except as set forth in Section 3.08 of the Disclosure Letter, the Company owns or has the right to use all of the properties and assets used by the Company in its business.

3.09.                      Real Property. (a) Section 3.09 of the Disclosure Letter lists all real property leased by the Company (the “Owned Real Property”) or leased by the Company (the “Leased Real Property”). The Company does not own any real property. Except as set forth in Section 3.09 of the Disclosure Letter, to the knowledge of the Company, the Company has valid leasehold interests in the Leased Real Property listed in Section 3.09 of the Disclosure Letter, in each case, free and clear of all Liens, except as set forth in Section 3.09 of the Disclosure Letter and except for (i) Liens reflected in the schedules to this Agreement, (ii) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings, (iii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business, (iv) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the real property, (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company, (vi) Liens reflected in the Financial Statements, and (vii) any other Liens which do not materially interfere with the current use of properties affected thereby (collectively, “Permitted Liens”).

(b)                                To the knowledge of the Company, there exist no pending or threatened condemnation proceedings of or relating to the Leased Real Property or any part thereof. There exist no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or any rights or interests therein. Other than the Company, there are no parties in possession having any rights to use, occupy or possess any of the Owned Real Property or any portion thereof or, to the knowledge of the Company, any Leased Real Property or any portion thereof. Neither the Company is obligated to purchase any real property.

(c)                                Each lease (including any option to purchase contained therein) pursuant to which the Company leases any Leased Real Property listed in Section 3.09 of the Disclosure Letter (the “Leases”) is in full force and effect and, to the knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms, except to the extent that any failure to be so enforceable could not reasonably be expected to have a Material Adverse Effect. There exists no default or event of default on the part of the Company under any Leases. The Company has furnished or made available to Parent complete and correct copies of all Leases including all amendments thereto. The Company has not received any written notice of any default under any lease by which the Company leases the Leased Real Property nor any other written termination notice with respect thereto.

3.10.                      Contracts. Section 3.10 of the Disclosure Letter lists all material agreements, contracts and commitments of the following types to which the Company is a party or by which the Company or any of its respective properties is bound as of the date hereof and will be bound following the Closing: (a) joint venture and limited partnership or other similar agreements, (b) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit, (c) distribution and marketing agreements, any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company, other than any nonexclusive licenses that are available to the public generally, (d) any contract or other document that substantially limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date, (e) research agreements, and (f) other agreements, contracts and commitments which are not cancelable by the Company on notice of 60 days or less and which require payment by the Company after the date hereof of more than US$25,000 (collectively, the “Material Agreements”). The Company has furnished or made available to the Parent copies of all of the contracts listed in Section 3.10 of the Disclosure Letter. The Company is not, nor to the knowledge of the Company, any other Person, is not in default under any of the Material Contracts to the extent that such default could reasonably be expected to have a Material Adverse Effect.

3.11.                      Employment.

(a)                                Employment Agreements. Section 3.11(a) of the Disclosure Letter lists all written agreements, contracts and commitments of the following types to which the Company is a party as of the Closing Date: (i) employment agreements (including severance and retention agreements) and (ii) collective bargaining agreements.

(b)                                Labor Disputes, Compliance with Laws, etc. Except as provided in Section 3.11(b) of the Disclosure Letter, there is not, nor, to the knowledge of the Company, is there threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company. The Company is in compliance in all material respects with all applicable laws pertaining to the employment or termination of employment of its employees.

(c)                                 Employee Benefit Plans. The Company does not have any Employee Benefit Plan, other than those listed in Section 3.11(c) of the Disclosure Schedule.

(d)                                Retention of Employees and Consultants. Except as set forth on Section 3.11(d) of the Disclosure Letter, none of the employees or consultants of the Company has indicated to the Company that he intends to resign or retire or discontinue (by termination, non-renewal or otherwise) his relationship with the Company as a result of the transactions contemplated by this Agreement or otherwise within two years after the Closing Date. No employee has a valid claim for payment of accrued salary or benefits which was required to be paid to such employee prior to the date hereof that will not be paid in full prior to the Closing Date.

3.12.                      Intellectual Property. (a) Section 3.12(a) of the Disclosure Letter lists all material Intellectual Property Rights specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv)

material licenses, sublicenses and other agreements as to which the Company or any of its Affiliates is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(b)                               (i) The Company has not been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement of any patents, trademarks, service marks or copyrights, and (ii) the Company has no knowledge of any other claim or infringement by the Company, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights. To the knowledge of the Company, the Company has not done any act that would invalidate any patents of the Company. To the knowledge of the Company, there is no prior art that would invalidate the issued patents or any part thereof. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any patent, trademark, service mark or copyright.

(c)                                To the knowledge of the Company, none of the material processes and formulae, research and development results and other know-how of the Company, the value of which to the Company is contingent upon the maintenance of the confidentiality thereof, has been disclosed by the Company to any Person other than employees, representatives and agents of the Company bound by enforceable confidentiality undertakings. The Company owns or has the right to use the material Intellectual Property Rights and, with respect to Intellectual Property it purports to own, the Company has done all acts necessary to secure title to the Intellectual Property Rights in all relevant jurisdictions. To the knowledge of the Company, none of the Intellectual Property Rights infringes the rights of any third party.

3.13                        Governmental Consents and Approvals. (a) Except as set forth in Section 3.13(a) of the Disclosure Letter, no Governmental Approval or other Consent of a Governmental Authority is required to be obtained or made, the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby.

(b)                               Except as set forth in Section 3.13(b) of the Disclosure Letter, all Governmental Approvals and other Consents from Governmental Authorities that are necessary for, or otherwise material to, the conduct of the business of the Company substantially in the manner currently conducted after giving effect to the transactions contemplated in this Agreement have been duly obtained and are held by the Company. The Company is in compliance with all Governmental Approvals and other Consents held by it, except for such failures that could not reasonably be expected to have a Material Adverse Effect.

3.14.                     Litigation. Except as otherwise set forth in Section 3.14 of the Disclosure Letter, there are no judicial or administrative actions, proceedings, suits or investigations pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its their respective properties before any court or arbitrator or any governmental body, agency, official or authority, which (i) could reasonably be expected to have a Material Adverse Effect, or (ii) question the validity of this Agreement or any action taken or to be taken by the Company in connection herewith or which in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby, nor to the knowledge of the Company is there any basis therefor.

3.15                        Taxes. (a) For purposes of this Agreement, (i) “Taxes” shall mean all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, real property, personal property, transfer, ad valorem, capital stock, premium, excise, employment, payroll, withholding, estimated, severance, stamp, customs duties, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character whatsoever, and including any interest, additions and penalties related thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person; and (ii) “Tax Returns” shall mean all returns, declarations, reports, statements and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(b)                               The Company has filed all Tax Returns that each corporation was required to file. All such Tax Returns of the Company were correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid. Except as set forth in Section 3.15 of the Disclosure Letter, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that such non-filing corporation is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes on any of the assets of the Company other than any Liens for Taxes not yet due and payable.

(c)                                The Company has withheld and paid all Taxes required to have been withheld and paid by such entity in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)                               The Company has not been informed in writing that any authority may assess any additional Taxes for any period for which Tax Returns have been filed. Except as disclosed in Section 3.15 of the Disclosure Letter, there is no dispute or claim concerning any Tax liability of the Company claimed or raised by any authority in writing. Section 3.15 of the Disclosure Letter annexed hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002, and indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of an audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company for the taxable periods ending on or after December 31, 2002.

(e)                                The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                                  The Company has not made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that (i) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law), or (iii) would give rise to any obligation to indemnify any Person for excise tax payable pursuant to Section 4999 of the Code.

(g)                               The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. An affiliated group, for this purpose, means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

(h)                               The Company is not, nor during the period specified in Section 897(c)(1)(A)(ii) of the Code has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i)                                   The Company has not engaged in any listed transaction within the meaning of Treasury Regulation Section
1.6011-4.

(j)                                  The unpaid Taxes of the Company (i) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2007 Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the 2007 Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(k)                               The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l)                                   The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or Sections 361 of the Code.

3.16.                     Regulatory. (a) To the knowledge of the Company, the Specified Regulatory Filings are current and in full force and effect and include all regulatory filings and governmental registrations made by or issued to the Company that relate specifically to the Specified Technology. The Company has made available to Parent copies of all governmental correspondence (including copies of official notices, citations or decisions) in the Company’s files relating to the Specified Regulatory Filings. To the knowledge of the Company, in the course of the clinical development of the Specified Technology, the Company has not used any employee, officer, agent or consultant who (at the time such employee or consultant provided services to the Company with respect to the Specified Technology) was disbarred by the FDA or the subject of pending disbarment proceedings by the FDA.

(b)                               The Company is in substantial compliance with the laws applicable to the development, manufacture, labeling, testing, subjecting to clinical evaluation and inspection of the Specified Products and with all applicable regulations, policies and procedures promulgated by the FDA with respect thereto. The Company has received no written notice that any recalls, field notifications or seizures have been ordered or, to the knowledge of the Company, threatened by any governmental body with respect to any of the Specified Products. The Company has not received a warning letter or other similar written notice from the FDA regarding the Specified Products or the manufacturing facilities used to manufacture the Specified Products. The Company has not received any written notice that the FDA or any other authority has commenced or overtly threatened to initiate any action to enjoin production or clinical evaluation of any Specified Products. To the knowledge of the Company, no officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or any other authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other authority to invoke with respect to the Company its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

3.17.                     Insurance. Section 3.17 of the Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the policies of all insurance currently maintained by the Company. Such policies are in full force and effect and all premiums due by the Closing Date have either been paid or adequate provisions for the payment thereof has been made. The Company has not received any written notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. There are no claims by the Company under any of such policies as to which, to the Company’s knowledge, any insurance company is denying, questioning or disputing liability or defending under a reservation of rights or similar clause.

3.18.                     Products. Except as set forth in Section 3.18 of the Disclosure Letter and except to the extent reflected and adequately reserved for in the 2007 Balance Sheet, there has not occurred any event that may give rise to liability on the part of the Company in respect of any claim that any of the products produced or sold by the Company (i) is not or was not at the time of such occurrence in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations or (ii) is not or was not at the time of such occurrence fit for the ordinary purposes for which it is or was intended to be used and does not or did not conform in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There has not occurred any event that may give rise to liability on the part of the Company based on a claim that there is or was at the time of such occurrence any design defect with respect to any of such products or that any of such products fails or failed to contain adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

3.19.                      Intercompany Arrangements. Except as disclosed in Section 3.20 of the Disclosure Letter, the Company does not own any note, bond, debenture or other indebtedness, or is otherwise a creditor, of any Company stockholder or any Affiliate of any Company stockholder. Since the 2007 Balance Sheet there has not been any payment by the Company to any Company stockholder or any Affiliate of any Company stockholder, any charge by any Shareholder or any Affiliate of a Company stockholder to the Company or other transaction between the Company and any Company stockholder or any Affiliate of a Company stockholder (except with respect to Company stockholders who are also employees of the Company and in their capacities as such).

3.20.                      Bank and Brokerage Accounts. Section 3.21 of the Disclosure Letter contains a list of (i) the names and addresses of all banks and brokerage firms in which the Company have accounts, safe deposit boxes, lock boxes or vaults and the account numbers relating thereto and (ii) the name of each person authorized by the Company to draw on any such account or to have access to such boxes or vaults.

3.21.                      Other Information. None of (i) the Disclosure Letter, (ii) this Agreement, and (iii) the Financial Statements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein no misleading.

3.22.                      Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company in such manner as to give rise to any valid claim against Parent or the Company for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and the Representatives as of the date hereof as follows:

4.01.                      Corporate Status and Authority. (a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its Jurisdiction of Organization and has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)                               The execution, delivery and performance by Parent of this Agreement has been duly authorized by its board of directors which, except as described in Section 7.03, constitutes all necessary corporate action on the part of Parent for such authorization. Parent has duly executed and delivered this Agreement and may perform the obligations under this Agreement. This Agreement constitutes Parent’s valid and binding obligation enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditor’s rights generally or by general equitable principles.

4.02.                     No Conflicts. (a) Except as set forth in Section 4.02 of the Parent Disclosure Letter, the execution, delivery by Parent of this Agreement and the performance of Parent’s obligations hereunder and thereunder will not result in (i) any conflict with the articles of incorporation or constitution of Parent, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Parent is a party or by which Parent or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except for such breaches, violations or defaults and such Liens which would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent to fulfill its obligations hereunder.

(b)                               Except as set forth in Section 4.02(b) of the Parent Disclosure Letter, no consent, approval, waiver or other action under any contract, agreement, indenture, lease, instrument or other document to which the Parent or any Subsidiary is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of this Agreement by the Parent or the consummation of the transactions contemplated hereby, including the issuance of the Parent Shares hereunder.

4.03.                     Governmental Consents and Approvals. (a) Except as set forth in Section 4.03 of the Parent Disclosure Letter, no Governmental Approval or other Consent is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except to the extent that the failure to obtain such Governmental Approval or Consent could not reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent to fulfill its obligations hereunder.

4.04.                     Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, which (i) could reasonably be expected to have a Parent Material Adverse Effect, or (ii) question the validity of this Agreement or any action taken or to be taken by Parent in connection herewith or therewith.

4.05.                     Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Parent in such manner as to give rise to any valid claim against the Company or any Shareholder for any brokerage or finder’s commission, fee or similar compensation.

4.06.                     Capital Stock of the Company. The capital stock of Parent consists of ordinary shares, no par value per share. As of the date hereof, (i) 59,416,427 Parent Shares were issued and outstanding, (ii) no Parent Shares were held by the Parent in its treasury, (iii) 2,970,672 unissued Parent Shares were reserved for issuance pursuant to outstanding listed options over fully paid ordinary shares, (iv) 2,829,250 unissued Parent Shares were reserved for issuance pursuant to outstanding unlisted options over fully paid ordinary shares pursuant to Parent’s Employee Share Option Plan and (v) shares payable under settlement arrangements with Medigen Biotechnology Corporation. All outstanding Parent Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section, there are no outstanding (i) shares of capital stock or voting securities of the Parent, (ii) securities of the Parent (including debt securities) convertible into or exchangeable for shares of capital stock or voting securities of the Parent, or (iii) options or other rights to acquire from the Parent, and there is no obligation of the Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Parent.

4.07.                     Public Reports. Parent has filed all required reports, schedules, forms, statements and other documents with the Australian Securities Exchange and the United States Securities and Exchange Commission as part of its continuous disclosure obligations under the Australian Securities Exchange listing rules and the Corporations Act 2001 and the Securities Exchange Act of 1934, as amended, and each of the rules and regulations promulgated thereunder, and such reports (including the financial statements contained therein) that were filed with respect to the Parent’s fiscal year end June 30, 2007 and any period thereafter (the “Parent ASE Filings”), were accurate in all material respects when first filed or made available to the public.

4.08.                     Absence of Material Adverse Effect. Since December 31, 2007, there has not occurred any Parent Material Adverse Effect.

4.09.                     Financial Capacity. Parent has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Subject to such exceptions as are specifically disclosed in the Parent Disclosure Letter, Parent and Sub jointly and severally represent and warrant to the Company and the Representatives as of the date hereof as follows:

5.01.                     Corporate Status and Authority. (a) Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its Jurisdiction of Organization and has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)                              The execution, delivery and performance by Sub of this Agreement has been duly authorized by its board of directors which, except as described in Section 7.03, constitutes all necessary corporate action on the part of Sub for such authorization. Sub has duly executed and delivered this Agreement. This Agreement constitutes Sub’s valid and binding obligation enforceable against it in accordance with the terms thereof, except as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditor’s rights generally or by general equitable principles.

5.02.                      No Conflicts. (a) Except as set forth in Section 5.02 of the Disclosure Letter, the execution, delivery by Sub of this Agreement and the performance of Sub’s obligations hereunder and thereunder will not result in (i) any conflict with the certificate of incorporation or by-laws of Sub, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Sub is a party or by which Sub or any of its properties or assets are bound, or (iii) the creation or imposition of any Lien, except for such breaches, violations or defaults and such Liens which would not reasonably be expected, individually or in the aggregate, to materially impair the ability of Sub to fulfill its obligations hereunder.

5.03.                     Governmental Consents and Approvals. (a) Except as set forth in Section 5.03 of the Parent Disclosure Letter, no Governmental Approval or other Consent is required to be obtained or made by Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except to the extent that the failure to obtain such Governmental Approval or Consent could not reasonably be expected, individually or in the aggregate, to materially impair the ability of Sub to fulfill its obligations hereunder.

5.04.                     Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, which question the validity of this Agreement or any action taken or to be taken by Sub in connection herewith or therewith.

5.05.                     Interim Operations of Sub. Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

ARTICLE VI

COVENANTS

6.01.                     Covenants of the Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, delayed or conditioned):

(a)                               Ordinary Course. The Company shall carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact its present lines of business and keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them; provided, however, that no action by the Company covered by any other provision of this Section 6.01 shall be deemed a breach of this Section 6.01(a) unless such action would also constitute a breach of one or more of such other provisions.

(b)                               Dividends; Changes in Share Capital. The Company shall not (i) declare or pay any dividends on or make other distributions (whether in stock, cash or property) in respect of any of its capital stock, except dividends by a wholly owned direct or indirect Subsidiary to such Subsidiary’s parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c)                                Issuance of Securities. Except as set forth in Section 6.01(c) of the Disclosure Letter, the Company shall not issue, deliver, sell, pledge or otherwise encumber, any shares of its capital stock or authorize or propose the issuance, delivery, sale, pledge or encumbrance (except for Permitted Liens), of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, or enter into any agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of the right to convert Preferred Stock or Senior Preferred Stock into Company Common Stock.

(d)                               Governing Documents. Except as contemplated by Section 8.03 or to the extent required to comply with their respective obligations hereunder or required by law, the Company shall not amend their respective certificates of incorporation, bylaws or other governing documents.

(e)                                Acquisitions and Divestitures. The Company shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement and that in the case of clause (x) and (y) would not otherwise be prohibited by or result in a breach of any other provision of this Section 6.01. Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of the Company, (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iii) as set forth in Section 6.01(e) of the Disclosure Letter, the Company shall not, and shall not permit any wholly owned Subsidiary of the Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of wholly owned Subsidiaries of the Company) which are material, individually or in the aggregate, to the Company other than sales of inventory in the ordinary course of business.

(f)                                    Indebtedness. The Company shall not (i) create, assume or incur any indebtedness or issue any debt securities, warrants or other rights to acquire any debt securities of the Company except with respect to expenses incurred in connection with the transactions contemplated by this Agreement, (ii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company to or in the Company or (iii) except in the ordinary course of business consistent with past practice, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than expenses and liabilities incurred in connection with the transactions contemplated by this Agreement.

(g)                                 Compensation. Other than in accordance with the provisions of this Agreement, the Company shall not (i) increase any employee benefits provided to, or, except in the ordinary course of business consistent with past practices, increase the compensation or fringe benefits payable to, any employee or former employee of the Company; (ii) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Employee Benefit Plan; (iii) pay any benefit not provided for under any benefit plan or arrangement of the Company and its Subsidiaries; or (iv) increase in any manner the severance or termination pay of any officer or employee.

(h)                                 Accounting Methods; Income Tax Elections. Except as required by a Governmental Authority, the Company shall not change its methods of accounting in effect at December 31, 2006, except as required by changes in GAAP as concurred in by the Company’s independent auditors. The Company shall not (i) change its fiscal year or (ii) make any material tax election, without consultation with Parent.

(i)                                     Material Agreements. Except as set forth in Section 6.01(i) of the Disclosure Letter the Company shall not enter into any material agreement, other than contracts for the sale of the Company’s products or services in the ordinary course of business.

(j)                                     Representations and Warranties. The Company shall not knowingly take any actions that would make any representation or warranty of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Closing Date.

(k)                                  Agreements or Commitments. Except as required by Section 6.01(a), the Company shall not authorize any of, or commit or agree to take any of, the foregoing actions.

6.02.                        Covenants of Parent. At all times from and after the date hereof until the Effective Time, Parent covenants and agrees as to itself and its Subsidiaries (except as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing):

(a)                                  Ordinary Course. Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them; provided, however, that no action by Parent or its Subsidiaries covered by any other provision of this Section 6.02 shall be deemed a breach of this Section 6.02(a) unless such action would also constitute a breach of one or more of such other provisions.

(b)                                 Dividends; Changes in Share Capital. Parent shall not, and shall not permit any of its Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in stock, cash or property) in respect of any of its capital stock, except dividends by a wholly owned direct or indirect Subsidiary to such Subsidiary’s parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except to the extent required by existing employment agreements to which the Parent is a party.

(c)                                  Issuance of Securities. Parent shall not, nor shall it permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, any shares of its capital stock or authorize or propose the issuance, delivery, sale, pledge or encumbrance (except for Permitted Liens), of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Parent Shares upon the exercise of stock options outstanding on the date hereof in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of capital stock to such Subsidiary’s parent, (iii) the issuance of Parent Shares in connection with the Merger or (iv) the issuance of Parent Shares to Medigen Biotechnology Corporation under the terms of an agreement entered into on January 16, 2007, which terms have been disclosed to the Company.

(d)                                 Governing Documents. Except to the extent required to comply with their respective obligations hereunder or as required by law, Parent and its Subsidiaries shall not amend their respective certificates of incorporation, bylaws or other governing documents.

(e)                                  Acquisitions and Divestitures. Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Parent and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Parent or (y) the creation of new Subsidiaries of Parent organized to conduct or continue activities otherwise permitted by this Agreement and that in the case of clause (x) and (y) would not otherwise be prohibited by or result in a breach of any other provision of this Section 6.02. Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Parent and (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, Parent shall not, and shall not permit any wholly owned Subsidiary of Parent to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of wholly owned Subsidiaries of Parent) which are material, individually or in the aggregate, to Parent other than sales of inventory in the ordinary course of business.

(f)                                    Accounting Methods; Income Tax Elections. Except as required by a Governmental Authority, Parent shall not change its methods of accounting in effect at June 30, 2003, except as required by changes in Australian GAAP as concurred in by Parent’s independent auditors. Parent shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice, without consultation with the Company.

(g)                                 Representations and Warranties. Parent shall not knowingly take, and shall not permit any of its Subsidiaries knowingly to take, any actions that would make any representation or warranty of Parent contained in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Closing Date.

(h)                                 Necessary Finances. Parent shall use its reasonable commercial efforts to retain the ability to issue Parent Shares (to the extent such Parent Shares may be issued by the Parent without shareholder approval) and sufficient cash (to the extent such Parent Shares cannot be issued by the Parent without shareholder approval) necessary to consummate the transactions contemplated by this Agreement, including, but not limited to, the payment of the Milestones.

(i)                                     Agreements or Commitments. Except as required by Section 6.02(a), Parent shall not, and shall not permit any of its Subsidiaries to, authorize any of, or commit or agree to take any of, the foregoing actions.

6.03.                        Additional Covenants of Parent. Parent additionally covenants and agrees as follows:

(a)                                  First Milestone Consideration. Not later than 45 days following achievement of the First Milestone, the Parent will pay an additional ############ to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock in accordance with Section 2.01(c), in Parent Shares (to the extent such Parent Shares may be issued by the Parent without shareholder approval) and cash (to the extent such Parent Shares cannot be issued by the Parent without shareholder approval); provided, that, for the avoidance of doubt, Parent will issue the maximum number of Parent Shares as can be issued by Parent without shareholder approval and will pay the remainder of the consideration due pursuant to this Section 6.03(a) in cash. If the Parent pays the First Milestone in whole or in part in Parent Shares, the number of Parent Shares to be issued and delivered to Representatives shall be determined by multiplying ############ (or such portion thereof as is to be paid in Parent Shares) by the Exchange Rate and dividing the product by the Thirty-Day Average Stock Price. In the event of payment in Parent Shares, Parent shall make available to the Representatives holding statements issued by the Parent’s share transfer agent representing the number of duly and validly authorized whole Parent Shares issuable in connection with the First Milestone to be held for the benefit of the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be distributed under Section 2.01(c). Payment in cash will be made to such account of the

Representatives as shall be provided to the Parent in writing for distribution to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock pursuant to Section 2.01(c), and the Representatives shall cause the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be paid in accordance therewith within a commercially reasonable period of time, which, in any event, shall not exceed 20 business days.

(b)                                 Second Milestone Consideration. Not later than 45 days following achievement of the Second Milestone, the Parent will pay an additional ############# to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock in accordance with Section 2.01(c), in Parent Shares (to the extent such Parent Shares may be issued by the Parent without shareholder approval) and cash (to the extent such Parent Shares cannot be issued by the Parent without shareholder approval); provided, that, for the avoidance of doubt, Parent will issue the maximum number of Parent Shares as can be issued by Parent without shareholder approval and will pay the remainder of the consideration due pursuant to this Section 6.03(b) in cash. If the Parent pays the Second Milestone in whole or in part in Parent Shares, the number of Parent Shares to be issued and delivered to Representatives shall be determined by multiplying ############# (or such portion thereof as is to be paid in Parent Shares) by the Exchange Rate on the date of achievement of the Second Milestone and dividing the product by the Thirty-Day Average Stock Price. In the event of payment in Parent Shares, Parent shall make available to the Representatives holding statements issued by the Parent’s share transfer agent representing the number of duly and validly authorized whole Parent Shares issuable in connection with the Second Milestone to be held for the benefit of holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be distributed in accordance with Section 2.01(c). Payment in cash will be made to such account of the Representatives as shall be provided to the Parent in writing for distribution to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock pursuant to Section 2.01(c), and the Representatives shall cause the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be paid in accordance therewith within a commercially reasonable period of time, which, in any event, shall not exceed 20 business days.

(c)                                  Third Milestone Consideration. Not later than 45 days following achievement of the Third Milestone, the Parent will pay an additional ############ to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock in accordance with Section 2.01(c), in Parent Shares (to the extent such Parent Shares may be issued by the Parent without shareholder approval) and cash (to the extent such Parent Shares cannot be issued by the Parent without shareholder approval); provided, that, for the avoidance of doubt, Parent will issue the maximum number of Parent Shares as can be issued by Parent without shareholder approval and will pay the remainder of the consideration due pursuant to this Section 6.03(c) in cash. If the Parent pays the Third Milestone in whole or in part in Parent Shares, the number of Parent Shares to be issued and delivered to Representatives shall be determined by multiplying ############ (or such portion thereof as is to be paid in Parent Shares) by the Exchange Rate on the date of achievement of the Third Milestone and dividing the product by the Thirty-Day Average Stock Price. In the event of payment in Parent Shares, Parent shall make available to the Representatives holding statements issued by the Parent’s share transfer agent representing the number of duly and validly authorized whole Parent Shares issuable in connection with the Third Milestone to be held for the benefit of holders of Company Common Stock, Preferred Stock and Senior Preferred Stock, to be distributed in accordance with Section 2.01(c). Payment in cash will be made to such account of the Representatives as shall be provided to the Parent in writing for distribution to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock pursuant to Section 2.01(c), and the Representatives shall cause the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be paid in accordance therewith within a commercially reasonable period of time, which, in any event, shall not exceed 20 business days.

(d)                                 Fourth Milestone Consideration. Not later than 45 days following achievement of the Fourth Milestone, the Parent will pay an additional ############ to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock in accordance with Section 2.01(c), in Parent Shares (to the extent such Parent Shares may be issued by the Parent without shareholder approval) and cash (to the extent such Parent Shares cannot be issued by the Parent without shareholder approval) ; provided, that, for the avoidance of doubt, Parent will issue the maximum number of Parent Shares as can be issued by Parent without shareholder approval and will pay the remainder of the consideration due pursuant to this Section 6.03(d) in cash. If the Parent pays the Fourth Milestone in whole or in part in Parent Shares, the number of Parent Shares to be issued and delivered to the Representatives shall be determined by multiplying ############ (or such portion thereof as is to be paid in Parent Shares) by the Exchange Rate on the date of achievement of the Fourth Milestone and dividing the product by the Thirty-Day Average Stock Price. In the event of payment in Parent Shares, Parent shall make available to the Representatives holding statements issued by the Parent’s share transfer agent representing the number of duly and validly authorized whole Parent Shares issuable in connection with the Fourth Milestone to be held for the benefit of holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be distributed in accordance with Section 2.01(c). Payment in cash will be made to such account of the Representatives as shall be provided to the Parent in writing for distribution to the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock pursuant to Section 2.01(c), and the Representatives shall cause the former holders of Company Common Stock, Preferred Stock and Senior Preferred Stock to be paid in accordance therewith within a commercially reasonable period of time, which, in any event, shall not exceed 20 business days.

(e)                                  Registration of Milestone Shares. The Parent Shares issued pursuant to this Section 6 upon the achievement of any of the Milestones shall be registered and freely tradeable on the Australian Securities Exchange without restriction no later than 45 days following the date of issuance by Parent.

(f)                                    Efforts to Achieve Milestones. Parent shall use its reasonable commercial efforts to achieve the Milestones within a commercially reasonable period of time.

6.04.                        Covenant of the Representative. The Representative covenants and agrees to vote all its shares of Senior Preferred Stock in favor of the Merger at the meeting of stockholders of the Company, or in response to a solicitation of written consents of stockholders of the Company, convened or effected in accordance with Section 7.03.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01.                        Access to Information; Confidentiality. (a) Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements applicable laws or filed with any Governmental Authority, and (y) all other information and data (including, without limitation, copies of contracts, Employee Benefit Plans and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

(b)                                 Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to this Section or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of August 21, 2007 (the “Non-Disclosure Agreement”) between the Company and Parent.

7.02.                        Offer Documents; Other Actions. As promptly as practicable after the date hereof, Parent and the Company shall prepare the Offer Documents to be sent to the Company’s stockholders. Parent shall also take any and all actions (other than qualifying to do business in any jurisdiction in which Parent is now not so qualified) as may be required to be taken under any United States or Australian federal or state securities laws and the Blue Sky Laws in connection with the issuance of Parent Shares in the Merger. The Company and Parent shall furnish all information concerning their respective companies and the holders of the Company and Parent capital stock as may be reasonably requested in connection with any of the foregoing.

7.03.                        Approval of Stockholders. Each of the Company and Sub either (a) shall call or shall have called a meeting of its respective stockholders to be held as promptly as practicable after the date hereof for purposes of voting upon this Agreement or (b) shall solicit written consents of its respective stockholders in lieu thereof. Each of the Company and Sub will, through their respective boards of directors, recommend to their respective stockholders approval of this Agreement and the transactions contemplated hereby.

7.04.                        Certain Tax Matters.

(a)                                  Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed, in a manner consistent with the Company’s past practice (unless otherwise required by law), all Tax Returns for the Company (i) for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date and (ii) for all Tax periods beginning before and ending after the Closing Date. Parent shall permit the Representatives to review and comment on each such Tax Return described in the preceding sentence at least 15 days prior to filing.

(b)                                 Cooperation on Tax Matters. The parties hereto and the Surviving Corporation shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto and the Surviving Corporation agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, any party hereto or the Surviving Corporation, as the case may be, shall allow the other party to take possession of such books and records, and (C) upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)                                  Certain Taxes All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), shall be paid by the Company when due, and such parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the Surviving Corporation and the Parent will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The Representatives shall provide the Surviving Corporation and the Parent with evidence satisfactory to the Surviving Corporation and the Parent that such Transfer Taxes have been paid by the Company. The Representatives shall use their commercially reasonable best efforts to provide Parent at Closing with a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve the Parent of any obligation to withhold any portion of the payments made pursuant to this Agreement.

(d)                                 Tax Refunds. Any Tax refunds that are received by Parent, the Surviving Corporation or any of their Subsidiaries, and any amounts credited against Tax to which Parent, the Surviving Corporation or any of their Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Company stockholders, and the Parent shall pay over to the Representatives any such refund or the amount of any such credit within thirty (30) days after receipt thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority or other Government Authority to the Parent, Surviving Corporation or any of their Subsidiaries of any amount that is both (i) accrued on the Closing Date Balance Sheet and (ii) included in the calculation of Net Liabilities, Parent shall pay such amount to the Representatives within thirty (30) days after receipt thereto.

(e)                                  Tax Claims. If, subsequent to the Closing, any of Parent, the Surviving Corporation or the Representative receives notice of a claim by any Governmental Authority, that, if successful, might result in an indemnity payment hereunder (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, the party receiving such notice shall give written notice of such Tax Claim to the other parties. The Parent shall have the right to control the conduct and resolution of any such Tax Claim; provided, however, that if the resolution of any such Tax Claim (or any portion thereof) may affect the Taxes of the Company for a Tax period ending on or prior to the Closing Date or a Tax period beginning before and ending after the Closing Date, then the Representative and Parent shall jointly control the conduct and resolution of such Tax Claim (or portion thereof). If the Representative elects not to participate in the conduct and resolution of any such Tax Claim, the Representative shall notify Parent in writing and Parent shall have the right to control the conduct and resolution of such Tax Claim; provided, however, that Parent shall keep the Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Claim in a manner that could reasonably be expected to have an adverse impact on the Indemnifying Party’s indemnification obligations under this Agreement without the written consent of the Representative, which shall not be unreasonably withheld. Each party shall bear its own costs incurred in participating in any proceeding relating to any Tax Claim.

7.05.                        Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.01, 6.02, 6.03 and 6.04, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all required Consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental Authorities or other public or private third parties as the other party or such Governmental Authorities or other public or private third parties may reasonably request.

7.06.                        Expenses. Except as set forth in Section 9.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

7.07.                        Notice and Cure. Each of Parent and the Company will notify the other promptly in writing after obtaining knowledge of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other promptly in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein. Notwithstanding the foregoing provisions, the delivery of any notice pursuant to this paragraph shall not constitute an acknowledgment or admission of a breach of this Agreement.

7.08.                        Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and except as otherwise contemplated or permitted in this Agreement, neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

ARTICLE VIII

CONDITIONS

8.01.                        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                                  Stockholder Approval. This Agreement and the transactions contemplated herein shall have been adopted by the requisite vote of the stockholders of the Company and Sub under the DGCL and their respective Certificates of Incorporation, and the approvals of such stockholders shall be in full force and effect.

(b)                                 Securities Laws. Parent shall have received all United States or Australian federal or state securities and “Blue Sky” permits and other authorizations, and shall have taken all actions, necessary to issue the Parent Shares pursuant to this Agreement.

(c)                                  No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(d)                                 Required Consents and Approvals. Other than the filing provided for by Section 1.02, all required Consents, approvals and actions of, filings with and notices to any Governmental Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a Material Adverse Effect or a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained.

(e)                                  Accredited Investors. As of the Closing Date, there shall be no more than thirty-five (35) holders of shares of Company Common Stock, Preferred Stock or Senior Preferred Stock entitled to Parent Shares pursuant to this Agreement who are not “accredited investors” as such term is defined in Regulation D under the Securities Act of 1933, as amended, and the issuance of Parent Shares to holders of Company Common Stock, Preferred Stock and Senior Preferred Stock shall be exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 thereunder.

8.02.                        Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a)                                  Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement to the extent qualified by materiality shall be true and correct and each of the representations and warranties to the extent not so qualified by materiality shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed by the Company by its Chief Executive Officer, to such effect.

(b)                                 Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed by on behalf of the Company by its Chief Executive Officer, to such effect.

(c)                                  Opinion of Counsel. Parent and Sub shall have received the opinion of Latham & Watkins, LLP, counsel to the Company, dated the Closing Date, in a form reasonably acceptable to Parent and Sub.

(d)                                 Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Parent, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any order or law of any Governmental Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent.

(e)                                  Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

(f)            Employment Agreement. The Company shall have entered into, or amended as necessary, an agreement with Larry Marton providing, inter alia, (i) that he will devote such time as is reasonably required by Parent or the Surviving Corporation to progress the research objectives of Parent or the Surviving Corporation, and (ii) that such agreements will remain in full force and effect after the Merger, and such agreements shall be otherwise in form and substance reasonably acceptable to Parent.

(g)           Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that has not been cured.

(h)           Silicon Valley Bank Loan. Silicon Valley Bank shall have delivered to Parent a letter providing that Silicon Valley Bank will release all claims against the Company upon the payment of all principal and interest outstanding and payable by the Company to Silicon Valley Bank under those certain Loan and Security Agreements dated as of December 22, 2005 and November 20, 2007, respectively, which shall be paid on or soon after the Closing.

(i)            ########################################################################################
######################################################################################################
######################################################################################################
####################

###          ########################################################################################
######################################################################################################
######################################################################################################
##############################################

8.03.                        Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)           Representations and Warranties. Each of the representations and warranties made by Parent and Sub in this Agreement to the extent qualified by materiality shall be true and correct and each of the representations and warranties to the extent not so qualified by materiality shall be true and correct in all material respects, in each case, as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Company Secretary, Managing Director or any executive officer and on behalf of Sub by a director to such effect.

(b)           Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Company Secretary, Managing Director or any executive officer and on behalf of Sub by a director, to such effect.

(c)           Opinion of Counsel. The Company shall have received the opinion of Greenberg Traurig, LLP, U.S. counsel to Parent and Sub, dated the Closing Date, in a form reasonably acceptable to the Company.

(d)           Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01.                        Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, Sub and Parent:

(a)                                  by mutual written agreement of Parent and the Company duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b)                                 by either Parent or the Company upon notification to the non-terminating party by the terminating party:

(i)                                     at any time after March 31, 2008 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

(ii)                                  if the Company shall not have obtained approval of the Merger by its stockholders by reason of the failure to obtain the requisite vote of such stockholders;

(iii)                               if any Governmental Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

(iv)                              if, on or prior to March 31, 2008, there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within 15 business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such five business day period;

(v)                                 if any court of competent jurisdiction or other competent Governmental Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

(vi)                              if there shall have occurred (A) any general suspension of, limitation on prices for or trading in securities of Parent on any recognized stock exchange where the shares of the Parent are listed (other than as a result of the triggering of “circuit-breakers” or other similar stock exchange protection devices), (B) a declaration of a banking moratorium by any federal or state Governmental Authority or any suspension of payments in respect of banks in the United States or Australia, and (C) any limitation (whether or not mandatory) by any federal or state Governmental Authority on the extension of credit by banks or other lending institutions.

9.02.                        Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective representatives or affiliates), except (i) that the provisions of Sections 7.01(b) and will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

9.03.                        Amendment. This Agreement may be amended, supplemented or modified in a written instrument duly executed by the Parent, the Company and Representatives at any time prior to the Effective Time, whether prior to or after adoption and approval of this Agreement, but after such adoption and approval only to the extent permitted by applicable law and, if applicable, the charter documents of the parties. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

9.04.                        Waiver. At any time prior to the Effective Time any party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive (either generally or in a particular instance and either retroactively or prospectively) any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive (either generally or in a particular instance and either retroactively or prospectively) compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE X

CERTAIN DEFINITIONS

10.01.                Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

“Accountants” has the meaning specified in Section 2.01(c).

“Affiliates” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

“Agreement” means this Agreement and Plan of Merger.

“Blue Sky Laws” means any applicable state securities or “blue sky” laws.

“Certificates” has the meaning specified in Section 2.02(b).

“Certificate of Merger” has the meaning specified in Section 1.02.

“CGCL” means the California General Corporation Law.

“Closing” has the meaning specified in Section 1.03.

“Closing Date” has the meaning specified in Section 1.03.

“Closing Date Balance Sheet” has the meaning specified in Section 2.01(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Common Stock” has the meaning specified in Section 2.01(b).

“Company Securities” has the meaning specified in Section 3.04.

“Company Stock Options” has the meaning specified in Section 2.01(e).

“Company Warrants” has the meaning specified in Section 2.01(e).

“Consents” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice.

“Constituent Corporations” has the meaning specified in Section 1.01.

“Deferred Payment” has the meaning specified in Section 11.02(f).

“DGCL” has the meaning specified in the fourth Whereas clause of this Agreement.

“Disclosure Letter” means the disclosure letter delivered by the Company prior to or concurrently with the execution and delivery of this Agreement.

“Dissenting Share” has the meaning specified in Section 2.01(d).

“Effective Time” has the meaning specified in Section 1.02.

“Employee Benefit Plan” means each profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation or other written material employee benefit plan, agreement, contract or commitment for the benefit of the present and former employees of the Company or any Subsidiary and which is maintained or established by the Company or any Subsidiary or to which either the Company or any Subsidiary contributes or is required to contribute or by which either the Company or any Subsidiary is legally bound.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Exchange Agent” has the meaning specified in Section 2.02(a).

“Exchange Fund” has the meaning specified in Section 2.02(a).

“Exchange Rate” means for any date of determination hereunder the Australian Dollar to U.S. Dollar exchange rate published by the Reserve Bank of Australia on such date.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning specified in Section 3.06.

#########################################################################################
######################################################################################################
#############################

#########################################################################################
######################################################################################################
####################################################################################################

“GAAP” means generally accepted accounting principles of the United States.

“Governmental Approval” means any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality; any court, tribunal or arbitrator; and any self-regulatory organization.

“Holdback Shares” has the meaning specified in Section 2.01(f).

“IND” means an Investigation New Drug Application for the Company’s product candidate to the FDA made by the Parent or any Affiliate in respect of the Specified Technology that materially complies with the requirements of the FDA, including the requirements under 21 CFR 312.

“Indemnified Party” has the meaning specified in Section 11.02(e).

“Indemnifying Party” has the meaning specified in Section 11.02(e).

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration thereof, trade name, invention, patent, patent application, trade secret, know-how, copyright, copyright registration, application for copyright registration, or any other similar type of proprietary intellectual property right, whether or not registered, in each case which is owned or licensed and used or held for use by the Company or any Subsidiary (excluding any non-exclusive licenses that are available to the public generally).

“Jurisdiction of Organization” means (i) Delaware, with respect to the Company and Sub, and (ii) Australia, with respect to Parent.

“knowledge” means the knowledge of a particular fact, circumstance, event or other matter in question of the officers of an Entity. Any such officers of an Entity will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such officer has actual knowledge of the fact, circumstance or event or (ii) knowledge of such fact, circumstance or event would be obtained by reasonable inquiry under the circumstances.

“Leased Real Property” has the meaning specified in Section 3.09(a).

“Leases” has the meaning specified in Section 3.09(c).

“Lien” means liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind.

“Losses” has the meaning specified in Section 11.02(a).

“Material Agreements” has the meaning specified in Section 3.10.

“Material Adverse Effect” means a material adverse effect on the business, operations, prospects or financial condition of the business of the Company taken as a whole; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material

Adverse Effect: (a) any change or effect relating to the United States or international economy in general or changes or developments in the Company’s industry generally; or (b) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of this Agreement or the pendency or consummation of the Merger.

“Merger” has the meaning specified in the fourth Whereas clause of this Agreement.

“Milestones” means the fulfillment of any one of the First Milestone, the Second Milestone, the Third Milestone or the Fourth Milestone, or any or all of such Milestones.

“Most Recent Parent ASE Filings” has the meaning specified in Section 5.06.

“NDA” means a New Drug Application for the Company’s product candidate that is in substantial compliance with the FDA’s new drug application guidance as then in effect.

“Net Liabilities” means the sum of cash and cash equivalents held by the Company less liabilities of the Company (excluding deferred revenue, deferred rent) and unrecorded liabilities set forth in Section 3.07 of the Disclosure Letter.

“Non-Disclosure Agreement” has the meaning specified in Section 7.01(b).

“Offer Documents” means the Information Statement/Private Offering Memorandum prepared by Parent and the Company pursuant to the DGCL and the Securities Act of 1933, as amended.

“Owned Real Property” has the meaning specified in Section 3.09(a).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent ASE Filing” has the meaning specified in Section 4.07.

“Parent Basket” has the meaning specified in Section 11.02(c).

“Parent Indemnitees” has the meaning specified in Section 11.02(a).

“Parent Losses” has the meaning specified in Section 11.02(a).

“Parent Material Adverse Effect” means a material adverse effect on the business, operations or financial condition of the business of the Parent and its Subsidiaries taken as a whole, provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect: (a) any change or effect relating to the Australian or international economy in general changes or developments in Parent’s industry generally; or (b) any adverse effect resulting directly or indirectly from the announcement, execution or delivery of the Agreement or the pendency or consummation of the Merger.

“Parent Share Consideration” has the meaning specified in Section 2.01(c)(iii)

“Parent Shares” has the meaning specified in Section 2.01(c).

“Permitted Liens” has the meaning specified in Section 3.09(a).

“Person” means any individual, Entity or Governmental Authority.

“Representatives” has the meaning specified in the first paragraph of this Agreement.

#########################################################################################
######################################################################################################
#################################################################################

“Secretary of State” has the meaning specified in Section 1.02.

“Series A Preferred Stock” has the meaning specified in Section 2.01(c)(ii).

“Series B Preferred Stock” has the meaning specified in Section 2.01(c)(ii).

“Series C Preferred Stock” has the meaning specified in Section 2.01(c)(ii).

“Series D Preferred Stock” has the meaning specified in Section 2.01(c)(iii).

“Series E Preferred Stock” has the meaning specified in Section 2.01(c)(iii).

“Shareholder Basket” has the meaning specified in Section 11.02(c).

“Shareholder Indemnitee” has the meaning specified in Section 11.02(b).

“Shareholder Losses” has the meaning specified in Section 11.02(b).

“Specified Regulatory Filings” means the regulatory applications and governmental registrations identified on Schedule 3.16.

“Specified Technology” means polyamine analogues, quinones and porphyrins.

“Stockholders” means the holders of Company Common Stock, Preferred Stock and Senior Preferred Stock on the Closing Date.

“Sub” has the meaning specified in the first paragraph of this Agreement.

“Sub Common Stock” has the meaning specified in Section 2.01(a).

“Subsidiary” has the meaning specified in Section 2.01(b).

“Subsidiary Security” means (i) shares of capital stock or voting securities of a Subsidiary of a Company, (ii) securities of a Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of such Subsidiary, or (iii) options or other rights to acquire from a Subsidiary of the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.

“Survival Period” has the meaning specified in Section 11.01.

“Surviving Corporation” has the meaning specified in Section 1.01.

“Surviving Corporation Common Stock” has the meaning specified in Section 2.01(a).

“Taxes” has the meaning specified in Section 3.15(a).

“Tax Claim” has the meaning specified in Section 7.04(d).

“Tax Returns” has the meaning specified in Section 3.15(a).

#########################################################################################
######################################################################################################
######################################################################################################
####################################################

“Third Party Claim” has the meaning specified in Section 11.02(e).

“Thirty-Day Average Stock Price” means the volume weighted average of the closing sale prices of a share of Parent Shares as reported on the Australian Securities Exchange for the period of thirty consecutive trading days ending on the trading day immediately preceding the achievement of a Milestone.

“Transfer Taxes” has the meaning specified in Section 7.04(c).

“2007 Balance Sheet” has the meaning specified in Section 3.07.

ARTICLE XI

GENERAL PROVISIONS

11.01.                  Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive for one year after the Closing Date, provided that the representations and warranties made in Sections 3.04 shall survive for two years after the Closing Date, the representations and warranties made in Section 3.15 shall survive for 90 days after the applicable statute of limitations and the representation and warranty made in Section 3.11(d) shall survive for the applicable statute of limitations for assertion of any employment claim (the designated survival period for each representation and warranty, the “Survival Period”); provided, however, that notwithstanding the foregoing, the covenants and agreements of the Parent contained in Section 6.03 shall survive for period coextensive with the term patent protection for the relevant Specified Technology. Except for claims with respect to fraud solely against the Person committing or alleged to have committed such fraud, the right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to Section 11.02 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation, warranty or covenant in this Agreement, except that, in the event of any breach or threatened breach by any party to this Agreement of any covenant or obligation set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled to seek a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and an injunction restraining such breach or threatened breach.

11.02.                  Indemnification. (a) The Stockholders severally and not jointly shall defend, indemnify and hold harmless the Parent and its affiliates, officers, directors, agents and representatives (“Parent Indemnitees”) and the Surviving Corporation from, against and in respect of, and shall pay and reimburse the Parent Indemnitees and the Surviving Corporation for, any and all claims, losses, costs, expenses, obligations, liabilities, damages and recoveries, including, without limitation, reasonable attorneys’ fees, whether or not arising from third party claims (collectively, “Losses”), that Parent Indemnitees or the Surviving Corporation may incur, sustain or suffer as a result of (i) subject to the expiration of the Survival Period, any breach of or inaccuracy in any representation or warranty of the Company contained in this Agreement or in the Disclosure Letter furnished by or on behalf of the Company under this Agreement, or (ii) except to the extent such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet, Taxes of the Company or any of its Subsidiaries with respect to any taxable year or portion thereof ending on or before the Closing Date, or (iii) any breach of the covenants or agreements of the Company or the Company contained in this Agreement (collectively, “Parent Losses”). No claim for recovery of any Parent Losses under Section 11.02(a)(i) may be asserted by a Parent Indemnitee or the Surviving Corporation after the expiration of the applicable Survival Period; provided, however, that claims in writing made by a Parent Indemnitee or the Surviving Corporation in good faith and with reasonable specificity prior to the expiration of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period. For purposes of computing the amount of any Parent Losses incurred by Parent: (A) there shall be deducted an amount equal to the amount of any Tax benefit actually received or receivable by Parent or any of its affiliates in connection with such Losses or any of the circumstances giving rise thereto; and (B) there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received or receivable by Parent or any of its affiliates in connection with such Losses or any of the circumstances giving rise thereto. For purposes of calculating an amount described under Section 11.02(a)(ii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(b)                                 The Parent shall defend, indemnify and hold harmless the Stockholders of the Company entitled to consideration pursuant to this Agreement (the “Shareholder Indemnitees”) from, against and in respect of any and all Losses that the Shareholder Indemnitees may incur, sustain, or suffer as a result of (i) subject to the expiration of the Survival Period, any breach of or inaccuracy in any representation or warranty of the Parent contained in this Agreement or in the Parent Disclosure Letter furnished by or on behalf of the Parent under this Agreement, (ii) any breach of the covenants or agreements of the Parent contained in this Agreement (collectively, the “Shareholder Losses”). No claim for recovery of any Shareholder Losses under Section 11.02(b)(i) may be asserted by any Shareholder Indemnitee after the expiration of the applicable Survival Period; provided, however, that claims in writing made by the Shareholder Indemnitee in good faith and with reasonable specificity prior to the expiration of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period.

(c)                                  Except with respect to any Parent Losses involving proven fraud by the Company, the Stockholders shall not be liable to Parent with respect to Parent Losses arising out of breaches of representations or warranties unless and until, and then only to the extent that, the aggregate amount of all Parent Losses shall exceed the sum of US$15,000 or equivalent (the “Parent Basket”). The Company shall thereafter be liable for all Parent Losses, whether or not in excess of the Parent Basket; provided, however, that the Parent Indemnitees shall not be entitled to aggregate indemnification under Section 11.02(a) in excess of the aggregate value of the Holdback Shares; provided, further, however, the parties to this Agreement agree that the Parent shall deduct from any consideration owing pursuant to Section 2.01 (the Holdback Shares) prior to the issuance or payment of such consideration, any indemnification amounts claimed under Section 11.02(a) and that such deductions from the consideration owing pursuant to Section 2.01 (the Holdback Shares) shall be the sole and exclusive source of any indemnification amounts payable to Parent pursuant to this Agreement and except as provided in the first sentence hereof, no Stockholder of the Company shall be personally liable for any indemnification except to the extent of having such Stockholder’s consideration owing pursuant to this Agreement reduced by such indemnification amounts.

(d)                                 Except with respect to any Shareholder Losses involving proven fraud by the Parent, the Parent shall not be liable to the Shareholder Indemnitees with respect to Shareholder Losses arising out of breaches of representations and warranties unless or until, and then only to the extent that, that aggregate amount of Shareholder Losses shall exceed the sum of US$15,000 or equivalent (the “Shareholder Basket”). Parent shall thereafter be liable for all Shareholder Losses whether or not in excess of the Shareholder Basket; provided, however, that the Shareholder Indemnitees shall not be entitled to aggregate indemnification under Section 11.02(b)(i) in excess of US$300,000; provided, that such limitation shall not apply to any Shareholder Losses that result because of Parent’s breach of the covenants and agreements contained in Section 2.01, 2.02 or 6.03.

(e)                                  All claims for indemnification by the Parent Indemnitees, the Surviving Corporation or the Shareholder Indemnitee (in such capacity an “Indemnified Party”) against,

respectively, the Stockholders or the Parent (in such capacity, an “Indemnifying Party”) relating to a Third Party Claim (as defined below) shall be asserted and resolved as set forth in this Section:

(i)                                     In the event that any written claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is made against or sought to be collected from any Indemnified Party by a third party, promptly after the assertion of any such claim or demand (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party of such Third Party Claim; provided, however, that the failure promptly to give such notice shall not affect any Indemnified Party’s rights hereunder except to the extent that such failure shall adversely affect any Indemnifying Party or its rights hereunder. The Indemnified Party shall advise the Indemnifying Party of all facts relating to such assertion within the knowledge of the Indemnified Party, and shall afford the Indemnifying Party the opportunity, at the Indemnifying Party’s sole cost and expense, to participate in the defense thereof and, if it so chooses, to assume the defense of such claims and to settle or compromise any Third Party Claim; provided, that, except with the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, no Indemnifying Party in the defense of any such claim shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement to the extent that it provides for injunctive or other non-monetary relief against the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof, except as specifically provided below. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof, it being understood that the Indemnifying Party shall control such defense, and in any such action or proceeding. the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (x) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel or (y) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and in the opinion of recognized outside counsel to the Indemnified Party, representation of the Indemnifying Party and the Indemnified Party by the same counsel would result in a conflict of interests between them. Where the Shareholder Indemnitees are the Indemnifying or Indemnified Party hereunder,, the Parent shall in any event be liable for the fees and expenses of a single counsel for all such parties.

(ii)                                  The Indemnified Party shall not, without the prior written consent of the Indemnifying Party, have the right to settle or compromise any Third Party Claim subject to indemnification under this Section and be indemnified therefor.

(iii)                               An Indemnifying Party shall not be liable under this Section for any settlement effected without its prior written consent of any Third Party Claim for which indemnity may be sought hereunder, which consent shall not be unreasonably withheld. The Indemnifying Party may settle any Third Party Claim without the consent of the Indemnified Party provided that such settlement or release constitutes monetary damages only that are paid in full by the Indemnifying Party. Each party shall cooperate in the defense or prosecution of any Third Party Claim. Such cooperation shall include the retention and, upon the request of the party defending such claim, the provision to such defending party or records and information which are reasonably relevant to such claim and making of employees available on a mutually convenient basis to provide additional information and explanation of any matters relating to such claim.

Notwithstanding any other provision of this Agreement, with respect to the obligation to indemnify for any Tax, (i) if an Indemnified Party is requested to pay the Tax and sue for a refund, the Indemnifying Party or Indemnifying Parties shall advance the full amount of the Tax to the Indemnified Party on an interest free basis; (ii) no Indemnifying Party shall be entitled to settle or to contest in court any claim relating to Taxes if the settlement or an adverse court decision of the claim would be likely, in the good faith judgment of the Indemnified Party, to cause the Tax liability of the Indemnified Party or any affiliate to increase in any taxable period ending after the Closing Date; and (iii) no proceedings may be begun in any court unless the Indemnifying Party or Indemnifying Parties, if requested by the Indemnified Party, provides a counsel’s opinion reasonably satisfactory to the Indemnified Party that a reasonable basis exists to prevail in those proceedings.

(f)                                    Any claim or demand relating to any matter for which a party is entitled to indemnification hereunder shall be asserted by written notice to the other party or parties from which indemnification is sought, which notice shall specify in reasonable detail, insofar as such facts are known to the party asserting such claim or demand, the facts and circumstances giving rise to such claim on demand. Any amounts paid under this Article XI will be treated as an adjustment to the aggregate consideration paid to the holders of Company Common Stock, Preferred Stock and Senior Preferred Stock.

(g)                                 Notwithstanding anything in this Agreement to the contrary, all amounts determined to be owing to Parent Indemnitees for indemnification obligations of each of the Stockholders pursuant to this Section 11.02 shall be payable solely by offset from the Holdback Shares at the conclusion of the procedures specified in this Section 11.02 (to the extent that the same have not been released to the relevant Stockholder). In the event Parent is entitled to offset against the Holdback Shares, the number of Holdback Shares payable under Section 6.03, as the case may be, that shall be canceled and no longer deliverable to each of the respective Stockholders shall equal each such Stockholder’s proportional Share of Parent Losses divided by the fair market value of the Holdback Shares with the fair market value of the Holdback Shares being determined based on the Exchange Rate on the date of set-off and application. On the six (6) month anniversary of the Closing Date, Parent will transfer to the Stockholders entitled thereto (as informed by the Representative), (i) fifty percent (50%) of the Holdback Shares (to the extent remaining after the resolution of any claims with respect to Parent Losses) minus (ii) the number of Holdback Shares equal to the aggregate amount of claims by Parent pending on such date divided by the fair market value of the Holdback Shares (determined using the Exchange Rate on the date of determination). On the twelve (12) month anniversary of the Closing Date, Parent will transfer to each of the Stockholders entitled thereto (as informed by the Representative), (i) the remaining Holdback Shares of such Stockholder (to the extent remaining after the resolution of any claims with respect to Parent Losses and transfer pursuant to the prior sentence) minus (ii) the number of Holdback Shares equal to the aggregate amount of claims by

Parent pending on such date divided by the fair market value of the Holdback Shares (determined based on the Exchange Rate on the date of determination)). With respect to any pending claims referred to in the preceding two sentences, promptly following resolution of any such claims, the Holdback Shares, if any, which have not been offset by Parent in connection with such resolution, and which would have been offset by Parent if the claim had been resolved prior to the date set forth in the applicable sentence of this Section 11.02(g), will be transferred to the Stockholders ratably in accordance with the Ordinary Shares issuable to each Stockholder.

11.03.                  Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by recognized international air courier to the parties at the following addresses or facsimile numbers:

If to Parent or Sub, to:

16 Benson St, Toowong

Queensland 4066 Australia

Facsimile No.: +61.7.3720.9624

Attention: Linton Burns

with a copy to:

Greenberg Traurig, LLP

200 Park Avenue

New York, New York 10166

Facsimile No.: (212) 805-9380

Attention: Ross Kaufman, Esq.

If to the Company, to:

3 Twin Dolphin Drive, Suite 100

Redwood City, California 94065

USA

Facsimile No.: +1.650.610.7801

Attention: Robert F. Williamson

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

USA

Facsimile No.: +1.650.463.2600

Attention: Mark V. Roeder, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by air courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

11.04.                  Entire Agreement. This Agreement supersedes all prior discussions and agreements (other than the Non-Disclosure Agreement) among the parties hereto with respect to the subject matter hereof, and this Agreement, the exhibits hereto, the Disclosure Letter, the Parent Disclosure Letter and the Non-Disclosure Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

11.05.                  Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld. Parent, the Representatives and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

11.06.                  No Third Party Beneficiary. Except for the provisions of Article 11, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 7.06 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

11.07.                  No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.08.                  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.09.                  Currency. Unless otherwise indicated, all amounts of money referred to herein are expressed in United States dollars, and any reference to “$” or to “U.S. Dollars” shall be deemed to be a reference to the legal currency of the United States of America and any reference to “A$” or to “Australian Dollars” shall be deemed to be a reference to the legal currency of Australia.

11.10.                  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.11.                  Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof. Each of the parties irrevocably consents to the non-exclusive jurisdiction and venue of the state and federal courts located within Santa Clara County, California and of Queensland, Australia, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby and agrees that process may be served upon it in any manner authorized by the laws of the State of California or Australia, as the case may be, for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

(b)                            EACH OF THE PARTIES HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING FROM THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                             Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

PROGEN PHARMACEUTICALS LIMITED

By:
Name:
Title:

PROGEN PHARMACEUTICALS, INC.

By:
Name:
Title:

CELLGATE, INC.

By:
Name:
Title:

REPRESENTATIVE
SPROUT CAPITAL IX, L.P.
By: DLJ Capital Corporation
Its: Managing General Partner

By:
Name: Kathleen D. LaPorte
Its: Managing Director